Exhibit 10.1

MASTER CONFIRMATION

DATE:	March 7, 2025

TO:	Affiliated Managers Group, Inc.
777 South Flagler Drive
West Palm Beach, FL 33401
Attention: Dava E. Ritchea

FROM:	[ ]

SUBJECT:	Registered Forward Transactions

The purpose of this letter agreement (this “Master Confirmation”) is to set forth the terms and conditions of one or more transactions (each, a “Transaction”) to be entered into between [    ] (“Dealer”)[, through its agent [*],] and Affiliated Managers Group, Inc. (“Counterparty”). Each such Transaction entered into between Dealer and Counterparty that is subject to this Master Confirmation shall be evidenced by (i) one or more instructions (each, an “Instruction”) pursuant to Section 2(b) of the Distribution Agreement (as defined below) (an “Agency Forward”) or a terms agreement (the “Terms Agreement”) pursuant to Section 2(l) of the Distribution Agreement (a “Block Forward”) and (ii) with respect to an Agency Forward, a pricing supplement substantially in the form of Annex A hereto (a “Pricing Supplement”), each with such modifications as to which Dealer and Counterparty mutually agree. This Master Confirmation, an Instruction or a Terms Agreement and a Pricing Supplement, if any, together shall constitute a “Confirmation” for the purposes of the Agreement specified below. This Master Confirmation, each Instruction, Terms Agreement, Pricing Supplement and the Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transactions and supersede all prior or contemporaneous written and oral communications with respect thereto.

[Dealer is not a member of the Securities Investor Protection Corporation. Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.]

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into each Confirmation, including this Master Confirmation. For purposes of the Equity Definitions, each Transaction will be deemed to be a Share Forward Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transactions to which this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, relate on the terms and conditions set forth below.

This Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, evidence a complete and binding agreement between Dealer and Counterparty as to the terms of each Transaction to which this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, relate. This Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, together with all other Confirmations of Equity Contracts (as defined in “Netting and Set-off” below), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule except for the election of United States dollars (“USD”) as the Termination Currency and such other elections set forth in this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any).

If, in relation to any Transaction to which this Master Confirmation, an Instruction or a Terms Agreement, as applicable, and the Pricing Supplement, if any, relate, there is any inconsistency between the Agreement, this Master Confirmation, such Instruction or Terms Agreement and any such Pricing Supplement and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) any such Pricing Supplement; (ii) such Instruction or Terms Agreement; (iii) this Master Confirmation; (iv) the Equity Definitions; and (v) the Agreement. The parties hereby agree that, other than the Transactions to which this Master Confirmation, all Instructions or Terms Agreements and Pricing Supplements, if any, relate and any other Equity Contract, no other Transaction shall be governed by the Agreement. The parties also acknowledge that the Transactions to which this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, relate are not governed by, and shall not be treated as Transactions under, any other ISDA Master Agreement entered into between Dealer and Counterparty from time to time.

The terms of each Transaction to which this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, relate are as follows:

General Terms:

Trade Date:	For each: (i) Agency Forward, the date specified as the Trade Date in the Instruction for such Transaction, and (ii) Block Forward, the date of the Terms Agreement for such Transaction.

Effective Date:	The first day occurring on or after the applicable Trade Date on which Shares are sold through [ ] acting as forward seller (when acting in such capacity, the “Distribution Agent”) pursuant to a “Forward Sale” under the Equity Distribution Agreement dated as of March 7, 2025 between Counterparty, Dealer, the Distribution Agent and the other parties thereto, as may be amended or supplemented from time to time (the “Distribution Agreement”).

Seller:	Counterparty

Buyer:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “AMG”)

Number of Shares:	For each: (i) Agency Forward, the aggregate number of Shares sold through the Distribution Agent pursuant to a “Forward Sale” under the Distribution Agreement in relation to all Instructions for such Transaction, and (ii) Block Forward, as set forth in the Terms Agreement for such Transaction; provided that, in each case above, on each Settlement Date, the Number of Shares for such Transaction shall be reduced by the number of Settlement Shares settled on such date.

Hedge Completion Date:

For each Agency Forward, the earliest of (i) the date specified in writing as the Hedge Completion Date in the Instruction for such Transaction by Counterparty, (ii) any Settlement Date for such Transaction and (iii) the last Scheduled Trading Day of the calendar quarter in which the Trade Date for such Transaction occurs. Promptly after the Hedge Completion Date, Dealer will furnish Counterparty with a Pricing Supplement specifying for the relevant Transaction the Number of Shares as of the Hedge Completion Date (the “Initial Number of Shares”), the Initial Forward Price and the Final Date, all determined in accordance with the terms hereof.

For each Block Forward, the Effective Date for such Transaction.

Initial Forward Price:

For each:

(a)   Agency Forward, the product of: (i) the volume weighted average price at which the Shares are sold through the Distribution Agent pursuant to a “Forward Sale” under the Distribution Agreement in relation to all Instructions in relation to such Transaction and (ii) 1 minus the Discount, adjusted by the Calculation Agent to (x) reflect on each day during such period the sum of 1 and the Daily Rate for such day multiplied by the then-Initial Forward Price as of such day (which, for the avoidance of doubt, shall be based on sales of such Shares that have settled) and (y) reduce the then-Initial Forward Price by the relevant Forward Price Reduction Amount on each Forward Price Reduction Date occurring on or before the Hedge Completion Date; and

(b) Block Forward, as set forth in the Terms Agreement for such Transaction.

Forward Price:

For each Transaction:

(a)   on the Hedge Completion Date, the Initial Forward Price; and

(b)   on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day;

provided that the Forward Price for such Transaction on each Forward Price Reduction Date for such Transaction shall be the Forward Price for such Transaction otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date; provided, further, that if in respect of an Agency Forward, the first Forward Price Reduction Date occurs prior to the Hedge Completion Date, only the Forward Price with respect to the number of Shares equal to the Number of Shares as of such first Forward Price Reduction Date shall be reduced by the Forward Price Reduction Amount for such first Forward Price Reduction Date and the Forward Price with respect to the number of Shares equal to the Number of Shares minus such number of Shares reduced by the first Forward Price Reduction Amount shall not be so reduced.

Discount:	For each Agency Forward, as set forth in the Instruction for such Transaction.

Daily Rate:	For any day, (i)(a) Overnight Bank Funding Rate for such day, minus (b) the Spread, divided by (ii) 365.

Overnight Bank Funding Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate,” as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no such rate appears for a particular day on such page, then the rate for the immediately preceding day for which a rate does appear shall be used for such day.

Spread:	75 basis points

Forward Price Reduction Dates:	For each Transaction, as set forth in the latest Instruction or the Terms Agreement for such Transaction.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date in the latest Instruction or Terms Agreement for such Transaction.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Clearance System:	The Depository Trust Company

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Settlement Date:

Any Scheduled Trading Day following the Effective Date and up to and including the applicable Final Date that is either:

(a)   designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) delivered to Dealer no less than (i) one Scheduled Trading Day prior to such Settlement Date and five Scheduled Trading Days prior to such Final Date, if Physical Settlement applies, and (ii) five Scheduled Trading Days prior to such Settlement Date, which may be such Final Date, if Cash Settlement or Net Stock Settlement applies; provided that if Cash Settlement or Net Stock Settlement applies, any Settlement Date, including a Settlement Date on the scheduled Final Date, shall be deferred until the date on which Dealer (or its affiliate) is able to completely unwind Dealer’s hedge with respect to the portion of the Number of Shares to be settled if Dealer (or its affiliate) is unable to completely unwind Dealer’s hedge with respect to the portion of the Number of Shares to be settled during the Unwind Period due to the restrictions of Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) agreed to hereunder, the existence of any Suspension Day or Disrupted Day or the lack of sufficient liquidity in the Shares during the Unwind Period (as determined by the Calculation Agent); provided, further, that if Dealer (or its affiliate) shall fully unwind Dealer’s hedge with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than one Scheduled Trading Day prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; or

(b)   designated by Dealer as a Settlement Date pursuant to the “Acceleration Events” provisions below;

provided that in each case the applicable Final Date will be a Settlement Date if on such date the applicable Number of Shares for which a Settlement Date has not already been designated is greater than zero; provided, further, that if any Settlement Date specified above is not an Exchange Business Day, the Settlement Date shall instead be the next Exchange Business Day; and provided, further, that, following the occurrence of at least three consecutive Suspension Days during an Unwind Period and while such Suspension Days are continuing, Dealer may designate any subsequent Exchange Business Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which Dealer (or its affiliate) has determined an Unwind Purchase Price during such Unwind Period (such Settlement Date, a “Partial Settlement Date”), it being understood that (x) other than in the case of a Rule 10b-18 Unavailability Period (as defined below), the Unwind Period with respect to the remainder of such Settlement Shares shall recommence on the next succeeding Exchange Business Day that is not a Suspension Day and (y) in the case of a Rule 10b-18 Unavailability Period, the remainder of such Settlement Shares shall be treated as if Counterparty had not designated a Settlement Date with respect thereto and Counterparty shall be entitled to designate another Settlement Date in accordance with the terms hereof (or, if the Final Date has passed, Counterparty shall be deemed to have designated in a Settlement Notice a Settlement Date of the Scheduled Trading Day immediately following the related Partial Settlement Date with respect to such remainder of such Settlement Shares, and Physical Settlement shall apply to such Settlement Date).

Final Date:	For each: (i) Agency Forward, the first anniversary of the Hedge Completion Date (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), and (ii) Block Forward, the first anniversary of the Trade Date (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Settlement Shares:

(a)   With respect to any Settlement Date other than the Final Date, the number of Shares designated or deemed designated as such by Counterparty in the relevant Settlement Notice or designated pursuant to the “Acceleration Events” provisions below, as applicable; provided that the Settlement Shares so designated shall (i) not exceed the applicable Number of Shares at that time and (ii) be at least equal to the lesser of 100,000 and such Number of Shares at that time; and

(b)   with respect to the Settlement Date on the Final Date, a number of Shares equal to the applicable Number of Shares at that time;

in each case with the applicable Number of Shares determined taking into account pending Settlement Shares for the relevant Transaction.

Settlement Method Election:	Physical Settlement, Cash Settlement, or Net Stock Settlement, at the election of Counterparty, in its sole discretion, as set forth in a Settlement Notice; provided that if Counterparty elects Cash Settlement or Net Stock Settlement, it shall be deemed to have repeated the representations contained under “Securities Laws Representations and Agreements” below; provided, further, that if no election is made by Counterparty, Physical Settlement shall apply. The parties hereto acknowledge that Counterparty cannot be obligated to settle any Transaction by cash payment unless Counterparty elects Cash Settlement.

Physical Settlement:	If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date.

Physical Settlement Amount:	For any Settlement Date for which Physical Settlement is applicable, an amount in cash equal to the product of (a) the applicable Forward Price in effect on the relevant Settlement Date and (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date.

Cash Settlement Amount:	An amount determined by the Calculation Agent equal to: (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer (or its affiliate) purchases Shares during the Unwind Period to unwind Dealer’s hedge (or, if Net Stock Settlement applies, to unwind all or a portion of Dealer’s hedge, including any purchases of Shares for delivery to Counterparty, in each case as determined by Dealer) with respect to the portion of the applicable Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Suspension Day or Disrupted Day in part), taking into account the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, plus USD 0.02, multiplied by (ii) the Settlement Shares.

Net Stock Settlement:	On any Settlement Date in respect of which Net Stock Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver through the Clearance System a number of Shares to Counterparty equal to the Net Stock Settlement Shares, or (ii) negative number, Counterparty shall deliver through the Clearance System a number of Shares to Dealer equal to the Net Stock Settlement Shares; provided that if Dealer determines in its good faith judgment that it would be required to deliver Net Stock Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Stock Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Stock Settlement Shares:	With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the applicable Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:	For each Transaction, the period from and including the first Exchange Business Day following the date Counterparty elects Cash Settlement or Net Stock Settlement in respect of a Settlement Date for such Transaction through the Scheduled Trading Day preceding such Settlement Date (as such date may be changed by Dealer as described in the first proviso in clause (a) of the definition of Settlement Date above and provided that Dealer may truncate any Unwind Period pending (and reduce the Settlement Shares for such Unwind Period to the portion thereof, if any, for which Dealer (or its affiliate) has determined an Unwind Purchase Price) at the time Dealer designates a Settlement Date pursuant to the “Acceleration Events” provisions below, effective upon such designation).

Failure to Deliver:	Applicable

Suspension Day:	Any day on which Dealer determines, based on the advice of outside counsel of national standing, that Cash Settlement or Net Stock Settlement may violate applicable securities laws or cause Dealer (or its affiliates) to not be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (or its affiliates) or that the safe harbor provided by Rule 10b-18 would be unavailable by virtue of the exclusions from the definition of “Rule 10b-18 purchase” under clauses (i) or (iv) thereof (the period of unavailability, a “Rule 10b-18 Unavailability Period”). Dealer shall promptly notify Counterparty if it receives such advice from its counsel.

Share Cap:	Except as provided under “Private Placement and Registration Procedures” below, in no event will Counterparty be required to deliver to Dealer (or its affiliate) on any Settlement Date, whether pursuant to Physical Settlement, Net Stock Settlement, any Private Placement Settlement or any Registration Settlement, a number of Shares in excess of (i) the applicable Initial Number of Shares, subject to adjustment from time to time in accordance with the provisions of this Master Confirmation or the Equity Definitions, minus (ii) the aggregate number of Shares delivered by Counterparty to Dealer (or its affiliate) under the applicable Transaction prior to such Settlement Date.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Cancellation and Payment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided that all calculations, adjustments, specifications, choices and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”. For the avoidance of doubt, “a materially increased cost in performing its obligations under such Transaction” includes any materially increased cost to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any Hedge Positions.

Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

Initial Stock Loan Rate:	45 basis points per annum

Hedging Party:	Dealer or any affiliate of Dealer involved in hedging a Transaction.

Insolvency Filing:	Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the U.S. Bankruptcy Code in respect of the Issuer, each Transaction shall automatically terminate on the date thereof without further liability of either party to this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, prior to the date of such Insolvency Filing or other proceeding), it being understood that each Transaction is a contract for the issuance of Shares by the Issuer.

Determining Party:	For all applicable Additional Disruption Events, Dealer; provided that all calculations, adjustments, specifications, choices and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, obligations, privileges and remedies of Dealer under each Transaction, in whole or in part, to an affiliate of Dealer, or any entity sponsored or organized by, or on behalf of or for the benefit of, Dealer without the consent of Counterparty; provided that either (A) the long-term, unsecured and unsubordinated credit rating (“Credit Rating”) of the transferee or assignee (or any guarantor of its obligations under the transferred Transactions) is equal to or greater than the Credit Rating of Dealer, as specified by either S&P Global Ratings or Moody’s Investors Service, Inc. (or their respective successors), at the time of such assignment, transfer or set over, or (B) such transferee’s or assignee’s obligations hereunder will be guaranteed by Dealer or Dealer’s ultimate parent entity pursuant to the terms of a customary guarantee in a form used by such guarantor generally for similar transactions. No later than promptly following any such assignment, transfer or set over, Dealer shall notify Counterparty as to whether the transfer, assignment or set over is pursuant to subclause (A) or subclause (B) above. In the event of any transfer or assignment of any rights, title and interest, powers, obligations, privileges and remedies of Dealer under any Transaction, the transferee or assignee shall assume and enter into all of the transferor’s covenants and representations under Sections 3(e), 3(f), 4(a)(i) and 4(a)(iii) of the Agreement or enter into new covenants and representations that are agreed by the other party under the Agreement, and the identity of the transferee or assignee shall be entered on the books and records maintained by each party or its respective agents.

Calculation Agent:	Dealer. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Account Details:

(a) Account for delivery of Shares to Dealer:	To be furnished

(b) Account for payments to Counterparty:	To be furnished

(c) Account for payments to Dealer:	To be furnished

Offices:

The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for each Transaction is: [New York] [Charlotte] [Toronto] [Inapplicable, Dealer is not a Multibranch Party.]

Notices:

For purposes of this Master Confirmation:

(a)	Address for notices or communications to Counterparty:

Affiliated Managers Group, Inc.

777 South Flagler Drive

West Palm Beach, FL 33401

Telephone: (800) 345-1100

Attention: Dava E. Ritchea

Email: [***]

(b)	Address for notices or communications to Dealer:

[    ]

Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]

Notwithstanding anything to the contrary in the Agreement, either party may deliver to the other party a notice relating to any Event of Default or Termination Event under this Master Confirmation by e-mail.

Effectiveness; Distribution Agreement; Interpretive Letter:

Conditions to Effectiveness. Each Transaction shall be effective if and only if Shares are sold on or after the applicable Trade Date and on or prior to the applicable Hedge Completion Date through the Distribution Agent pursuant to a “Forward Sale” under the Distribution Agreement. If the Distribution Agreement is terminated prior to any such sale of Shares thereunder, the parties shall have no further obligations in connection with the relevant Transaction, other than in respect of breaches of representations or covenants on or prior to such date.

Distribution Agreement Representations, Warranties and Covenants. On each Trade Date and on each date on which Dealer or its affiliates deliver a prospectus in connection with a sale to hedge a Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Distribution Agreement. Counterparty hereby agrees to comply with its covenants contained in the Distribution Agreement as if such covenants were made in favor of Dealer.

Interpretive Letter. Counterparty agrees and acknowledges that each Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for each Transaction to comply with the Interpretive Letter. Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Distribution Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

Agreements and Acknowledgments Regarding Shares:

(i)

Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer (or its affiliates) hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(ii)

Counterparty agrees and acknowledges that Dealer (or its affiliates) will hedge its exposure to each Transaction by selling Shares borrowed from third-party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or its affiliates) in connection with each Transaction may be used by Dealer (or its affiliates) to return to securities lenders without further registration under the Securities Act. Accordingly, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or its affiliates) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(iii)

Counterparty has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Number of Shares for all Transactions, solely for the purpose of settlement under the Transactions.

(iv)

Unless the provisions set forth below under “Private Placement and Registration Procedures” are applicable, Dealer agrees to use or cause its affiliates to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans with respect to the Shares.

(v)

In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Stock Settlement of a Transaction, Dealer shall use its good faith efforts to comply, or cause compliance, with the provisions of Rule 10b-18 under the Exchange Act, taking into account any purchases under other Forward Contracts, as if such provisions were applicable to such purchases. “Forward Contract” shall mean any Transaction relating to Shares sold through the Distribution Agent pursuant to a “Forward Sale” under the Distribution Agreement and any similar transaction relating to Shares sold by an affiliate of Dealer pursuant to an underwriting agreement (or equivalent agreement).

Securities Laws Representations and Agreements:

(i)

Counterparty represents to Dealer on each Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement, Net Stock Settlement or Alternative Settlement under “Accounting Standards Codification 815-40; Alternative Settlement” below applies to a Transaction, that (a) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) it has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with a Transaction. In addition to any other requirement set forth herein, Counterparty agrees not to designate any Settlement Date or elect Alternative Settlement under “Accounting Standards Codification 815-40; Alternative Settlement” below if settlement in respect of such date would result in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

(ii)

It is the intent of Dealer and Counterparty that following any election of Cash Settlement or Net Stock Settlement by Counterparty for a Transaction, the purchase of Shares by Dealer (or its affiliates) during the related Unwind Period complies with the requirements of Rule 10b5-l(c)(l)(i)(B) under the Exchange Act and that this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, shall be interpreted to comply with the requirements of Rule 10b5-l(c).

Counterparty acknowledges that (a) during any Unwind Period, Counterparty shall not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its agent or affiliate) in connection with this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, and (b) Counterparty is entering into the Agreement and this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, in good faith (and with respect to each such document shall act in good faith) and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 under the Exchange Act.

Counterparty hereby agrees with Dealer that during any Unwind Period Counterparty shall not communicate, directly or indirectly, any Material Non-Public Information to any Equity Derivatives Group Personnel. For purposes of each Transaction, “Material Non-Public Information” means information relating to Counterparty or the Shares that (x) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (y) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information. For purposes of each Transaction, “Equity Derivatives Group Personnel” means any employee of Dealer or its affiliates who effects purchases or sales of Shares in connection with this Master Confirmation.

(iii)

Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(iv)

During any Unwind Period, Counterparty shall (a) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (b) promptly notify Dealer following any such announcement that such announcement has been made, and (c) promptly deliver to Dealer following the making of any such announcement information indicating (1) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (2) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(v)

Neither Counterparty nor any of its affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, under an agreement with another party or otherwise, that might cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Stock Settlement of a Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty. Without limiting the foregoing, Counterparty may not elect Cash Settlement or Net Stock Settlement during a Rule 10b-18 Unavailability Period.

(vi)	Counterparty will not engage in any “distribution” (as defined in Regulation M) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(vii)	[Counterparty represents that the person(s) executing this Master Confirmation are duly authorized to act on behalf of Counterparty in connection with the entry of any Transaction.]

Miscellaneous:

Acceleration Events.

(i)

Stock Borrow Event. If in Dealer’s reasonable judgment, (a) Dealer (or its affiliate) is not able to hedge Dealer’s exposure under a Transaction because insufficient Shares are made available for borrowing by securities lenders or (b) Dealer (or its affiliate) would incur a cost to borrow (or to maintain a borrow of) sufficient Shares to hedge Dealer’s exposure under a Transaction that is equal to or greater than 300 basis points per annum per any Share (each of (a) and (b), a “Stock Borrow Event”), then Dealer shall be entitled to designate any Scheduled Trading Day prior to the date the applicable Number of Shares is first reduced to zero to be a Settlement Date for such Transaction, by providing Counterparty at least one Scheduled Trading Day’s notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date, which shall not exceed the number of Shares as to which the relevant Stock Borrow Event relates.

(ii)

Dividends. If on any day after a Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (a) any cash dividends: (x) with an ex-dividend date occurring prior to the ex-dividend date for such calendar quarter provided for in the applicable Instruction for such Transaction, or (y) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the amount for such quarter provided in the latest Instruction for such Transaction or (b) share capital or other securities of another issuer acquired or owned

(directly or indirectly) by Counterparty as a result of a spin-off or similar transaction or (c) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined by Dealer, then for each affected Transaction Dealer shall be entitled to designate any Scheduled Trading Day prior to the date the applicable Number of Shares is first reduced to zero to be a Settlement Date for such Transaction, by providing Counterparty at least three Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date. For the avoidance of doubt, any amount calculated pursuant to this Acceleration Event shall not be adjusted by the value associated with such distribution, issue or dividend. Counterparty agrees that it will publicly announce any such distribution, issue or dividend at least five Scheduled Trading Days before the record date therefor.

(iii)

Stock Price Event. If at any time after a Trade Date the traded price per Share on the Exchange is less than or equal to 35% of the applicable Initial Forward Price, then for each affected Transaction Dealer shall be entitled at any time thereafter to designate one or more Scheduled Trading Days prior to the date the applicable Number of Shares is first reduced to zero to be a Settlement Date for such Transaction, by providing Counterparty at least ten Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.

(iv)

Announcement of Merger Event. If on any day after a Trade Date, Counterparty announces any event that, if consummated, would constitute a Merger Event, then Counterparty shall notify Dealer of such occurrence within one Scheduled Trading Day after such occurrence and for each affected Transaction Dealer shall be entitled to designate any Scheduled Trading Day prior to the date the applicable Number of Shares is first reduced to zero to be a Settlement Date for such Transaction, by providing Counterparty at least one Scheduled Trading Day’s notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.

(v)

ISDA Termination. In lieu of (a) designating an Early Termination Date as the result of an Event of Default or Termination Event, (b) terminating a Transaction and determining a Cancellation Amount as the result of an Additional Disruption Event, or (c) terminating a Transaction and determining an amount payable in connection with an Extraordinary Event to which Cancellation and Payment would otherwise be applicable, Dealer shall be entitled to designate for each affected Transaction any Scheduled Trading Day prior to the date the applicable Number of Shares is first reduced to zero to be a Settlement Date for such Transaction with respect to the applicable Number of Shares as the Settlement Shares.

(vi)

Termination Settlement. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if a Settlement Date is designated by Dealer as the result of one of the foregoing sub-paragraphs (i) through (v), Physical Settlement shall apply to the relevant Settlement Shares.

Private Placement and Registration Procedures. If Counterparty notifies Dealer that it is unable to comply with the provisions of sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer notifies Counterparty that in its reasonable opinion any Shares to be delivered to Dealer (or its affiliate) by Counterparty may not be freely returned by Dealer (or its affiliate) to securities lenders as described under such sub-paragraph (ii), or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act (the date such notification is effective being the “Determination Date”), then Counterparty may elect to effect the delivery of any such Shares (the “Restricted Shares”) pursuant to either clause (i) or (ii) below, unless waived by Dealer, on the later of (A)(1) if Private Placement Settlement is applicable, the tenth Scheduled Trading Day following the Determination Date or (2) if Registration Settlement is applicable, the thirtieth calendar day following the Determination Date (or if such day is not a Clearance System Business Day, the next Clearance System Business Day), (B) the date such delivery would otherwise be due pursuant to the terms of this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, and (C) the Clearance System Business Day following notice by Dealer to Counterparty of the number of Shares to be delivered pursuant to these “Private Placement and Registration Procedures”; provided that if Counterparty does not so elect within three Scheduled Trading Days of the Determination Date, Counterparty shall be deemed to have elected clause (i) below.

(i)

If Counterparty is obligated to settle any Transaction with Restricted Shares (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer and its affiliates, due diligence rights (for Dealer, any affiliate designated by Dealer or any buyer of the Restricted Shares designated by Dealer or its affiliate), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer (or its affiliate) hereunder in a commercially reasonable manner to reflect the fact that (A) such Restricted Shares may not be freely returned to securities lenders by Dealer (or its affiliate) and may only be saleable by Dealer (or its affiliates) at a discount to reflect the lack of liquidity in Restricted Shares and (B) Dealer (or its affiliate) will incur carrying costs and other costs in connection with the unwind of Dealer’s hedge as it relates to such Private Placement Settlement; provided that for any Transaction in no event will Counterparty be required to deliver to Dealer (or its affiliate) a number of Restricted Shares in excess of (i) the applicable Initial Number of Shares multiplied by two, minus (ii) the aggregate number of Shares delivered by Counterparty to Dealer (or its affiliate) under such Transaction prior to the date of such delivery (the “Maximum Delivery Amount”). If Dealer adjusts the amount of Restricted Shares, it shall provide Counterparty with a statement indicating in reasonable detail how such share adjustment was determined.

If Counterparty delivers any Restricted Shares in respect of a Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the “holding period” specified in Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(ii)

If Counterparty elects to settle a Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Counterparty shall promptly (but in any event no later than the Scheduled Trading Day immediately prior to the date delivery of the Shares is due pursuant to the terms of these “Private Placement and Registration Procedures”) file and use its reasonable efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of Restricted Shares (the “Registered Shares”) in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts, commissions, indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its reasonable discretion, is not satisfied with such procedures and documentation or if a Settlement Date is designated by Dealer pursuant to the “Acceleration Events” provisions above, Private Placement Settlement shall apply and Counterparty shall effect delivery of Restricted Shares by the tenth Scheduled Trading Day following notification from Dealer. In the case of a Registration Settlement, Dealer shall, in its good faith discretion, adjust the amount of Registered Shares to be delivered to Dealer (or its affiliate) under the relevant Transaction in a commercially reasonable manner to reflect the fact that Dealer (or its affiliate) will incur carrying costs and other costs in connection with the unwind of Dealer’s hedge as it relates to such Registered Settlement; provided that for any Transaction in no event will Counterparty be required to deliver to Dealer (or its affiliate) a number of Registered Shares in excess of the Maximum Delivery Amount for such Transaction. If Dealer adjusts the amount of Registered Shares, it shall provide Counterparty with a statement indicating in reasonable detail how such share adjustment was determined.

Indemnity. Counterparty agrees to indemnify Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, the performance by the parties hereto of their respective obligations under any Transaction, any breach of any covenant or representation made by Counterparty in this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, or the Agreement or the consummation of the transactions contemplated hereby and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, except to the extent resulting from Dealer’s gross negligence or willful misconduct.

Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Governing Law/Jurisdiction. This Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

Designation by Dealer. Notwithstanding any other provision in this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of any Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

Accounting Standards Codification 815-40; Alternative Settlement. The parties hereby agree that all documentation with respect to a Transaction is intended to qualify such Transaction as an equity instrument for purposes of Accounting Standards Codification 815-40. If, subject to “Netting and Set-off” below, Counterparty owes Dealer any amount in connection with a Transaction pursuant to Section 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Closing Date, Early Termination Date or other date of termination or cancellation, as applicable (“Notice of Termination Delivery”). Upon Notice of Termination Delivery, Counterparty shall deliver to Dealer a number of Termination Delivery Units having a cash value equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner, taking into account whether the Termination Delivery Units so delivered are freely tradable). Settlement relating to any delivery of Termination Delivery Units pursuant to this provision shall occur within one Scheduled Trading Day. “Termination Delivery Unit” means (A) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (B) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer; provided that if such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Disclosure. Effective from the date of commencement of discussions concerning a Transaction, each of Dealer and Counterparty and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, in its discretion, that such extension is reasonably necessary or appropriate to enable Dealer (or its affiliate) to effect purchases of Shares in connection with Dealer’s hedging activity hereunder or under any other Forward Contract in a manner that would, if Dealer (or its affiliate) were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements, as determined by Dealer based upon the advice of outside counsel of national standing.

Counterparty Share Repurchases. Counterparty agrees not to repurchase any Shares if, immediately following such purchase, the Number of Shares for all Transactions under this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, and all other Forward Contracts would be equal to or greater than 8.0% of the number of then-outstanding Shares or such lower number of Shares as Dealer notifies Counterparty would, in the reasonable judgment of outside counsel of national standing for Dealer, present legal or regulatory issues for Dealer or its affiliates.

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, neither Dealer nor its affiliates shall be entitled to receive Shares hereunder (whether in connection with the purchase of Shares on any Settlement Date or otherwise) to the extent (but only to the extent) that such receipt would result in Dealer and its affiliates or any “group” of which Dealer (or its affiliates) is a part (i) directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act or, if it would result in a higher percentage of beneficial ownership, the equivalent calculation for purposes of determining a ten percent beneficial owner under Section 16 of the Exchange Act) at any time in excess of 4.9% of the outstanding Shares or (ii) having direct or indirect ownership or control (for purposes of the Bank Holding Company Act of 1956, as amended) at any time in excess of 4.9% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Dealer and its affiliates or such a group directly or indirectly so beneficially owning or so owning or controlling in excess of 4.9% of the outstanding Shares. If any delivery owed to Dealer (or its affiliates) hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in Dealer and its affiliates or such a group directly or indirectly so beneficially owning or so owning or controlling in excess of 4.9% of the outstanding Shares.

Commodity Exchange Act. Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended (the “CEA”), and the Agreement and each Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in the CEA.

Securities Act. Each of Dealer and Counterparty agrees and represents that it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined under the Securities Act.

ERISA. Each of Dealer and Counterparty agrees and represents that the assets used in each Transaction (a) are not, as determined under Section 3(42) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), assets of any “plan” (as such term is defined in Section 4975 of the Code) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, and (b) do not constitute, as determined under Section 3(42) of ERISA, assets of an entity that is “benefit plan investor” (as such term is defined in Section 3(42) of ERISA).

Bankruptcy Status. Dealer acknowledges and agrees that this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transactions.

No Collateral. The parties acknowledge that none of the Transactions are secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to the Agreement. Without limiting the generality of the foregoing, none of the Transactions will be considered to create obligations covered by any collateral credit support annex to the Agreement and will be disregarded for the purposes of calculating any exposures pursuant to any such annex.

Netting and Set-off. Dealer agrees not to set-off or net amounts due from Counterparty with respect to any Transaction against amounts due from Dealer to Counterparty under obligations other than Equity Contracts. Section 2(c) of the Agreement as it applies to payments due with respect to any Transaction shall remain in effect and is not subject to the first sentence of this provision. The parties agree that Section 6(f) of the Agreement is amended and restated to read as follows:

“(f) Upon the occurrence of an Event of Default or Termination Event with respect to Counterparty as the Defaulting Party or the Affected Party (“X”), Dealer (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

“Equity Contract” shall mean, for purposes of this Section 6(f), any Transaction relating to Shares sold through the Distribution Agent pursuant to a “Forward Sale” under the Distribution Agreement.

If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (a) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (b) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after any Trade Date, (c) the enactment of WSTAA or any regulation under the WSTAA, (d) any requirement under WSTAA nor (e) an amendment made by WSTAA shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, each Instruction or Terms Agreement and the Pricing Supplement, if any, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Increased Cost of Stock Borrow or Illegality).

Tax Representations.

(i)	For the purpose of Section 3(e) of the Agreement, each party makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or any other payments of interest or penalty charges for late payment) to be made by it to the other party under the Agreement.

In making this representation, a party may rely on:

(i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement,

(ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and

(iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement;

provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii)	For the purpose of Section 3(f) of the Agreement:

(A)	Dealer makes the following representation(s):

[It is a national banking association organized and existing under the laws of the United States of America. It is an exempt recipient under section 1.6049-4(c)(1)(ii)(M) of the United States Treasury Regulations.] [(i) It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes. (ii) Each payment received or to be received by it in connection with this Master Confirmation will be effectively connected with its conduct of a trade or business in the United States.] [It is a national banking association organized or formed under the laws of the United States and is a United States resident for U.S. federal income tax purposes.] [(i) It is a bank organized under the laws of Canada and it is a corporation for U.S. federal income tax purposes. (ii) Each payment received or to be received by it in connection with this Master Confirmation, any Supplemental Confirmation or the Agreement is effectively connected with its conduct of a trade or business within the United States.]

(B)

Counterparty represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

Withholding Tax Imposed on Payments to Non-US Counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in the preceding paragraph (i) of this Section (Tax Representations) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, or any agreement entered into pursuant to Section 1471(b) of the Code (“FATCA”), or any fiscal or regulatory legislation or rules adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement.

Incorporation of ISDA 2015 Section 871(m) Protocol. To the extent that either party to the Agreement is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by ISDA on November 2, 2015, and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), Dealer and Counterparty hereby agree that the provisions and amendments set out in the 871(m) Protocol shall apply to the Agreement and this Master Confirmation. The parties further agree that for the purpose of the 871(m) Protocol, (i) solely for purposes of applying such provisions and amendments to this Master Confirmation, the Agreement shall be deemed to be a Covered Master Agreement and (ii) the Implementation Date shall be deemed to be the date of this Master Confirmation.

Document Delivery.

For the purpose of Sections 4(a)(i) and 4(a)(ii) of the Agreement:

(i)

[Dealer agrees to complete, accurately and in a manner reasonably satisfactory to Counterparty, to execute and to deliver to Counterparty a valid and duly executed U.S. Internal Revenue Service Form W-9 or W-8ECI, as applicable (or any successor form) and any required attachments thereto (i) upon execution of this Master Confirmation and thereafter prior to the date on which such form becomes invalid, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that any Form W-9 or W-8ECI, as applicable (or any successor thereto) previously provided by Dealer has become invalid or incorrect.] [Dealer agrees to complete, accurately and in a manner reasonably satisfactory to Counterparty, to execute and to deliver to Counterparty a valid and duly executed U.S. Internal Revenue Service Form W-8ECI(or any successor form) (i) upon execution of this Master Confirmation, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that the information on such tax form previously provided by Dealer has become inaccurate or incorrect.]

(ii)

Counterparty agrees to complete, accurately and in a manner reasonably satisfactory to Dealer, to execute and to deliver to Dealer a valid and duly executed U.S. Internal Revenue Service Form W-9 (or any successor form), with the “partnership” or “corporation” box checked on line 3 thereof, and any required attachments thereto (i) upon execution of this Master Confirmation and thereafter prior to the date on which such form becomes invalid, (ii) promptly upon reasonable demand by Dealer and (iii) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Counterparty has become obsolete, invalid or incorrect.

(iii)

Counterparty and Dealer agree to deliver any other form or document, including any Credit Support Document, accurately completed and in a manner reasonably satisfactory to the other party, that may be required or reasonably requested in order to allow the other party to make a payment under this Master Confirmation without any deduction or withholding for or on account of any Tax or with such deduction at a reduced rate promptly upon the reasonable demand of such other party.

Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “change” in the fourth line thereof: “; provided that if any new account of one party is not in the same tax jurisdiction as the original account, the other party shall not be obliged to pay, for tax reasons, any greater amount and shall not be obliged to accept any lesser amount as a result of such change than would have been the case if such change had not taken place.”

Investment Risk. Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing, and (iii) has total assets of at least USD 50 million as of the date hereof.

Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign (any such signature, an “Electronic Signature”)), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Master Confirmation or in any other certificate, agreement or document related to this Master Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Master Confirmation or the Agreement.

[U.S. Stay Regulations. To the extent that the QFC Stay Rules are applicable hereto, then the parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Master Confirmation, and for such purposes this Master Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Master Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Master Confirmation, and for such purposes this Master Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Master Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Master Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Master Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” mean the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit Enhancements.]

[Communications with Employees of J.P. Morgan Securities LLC. If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, National Association (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.]

[Role of Agent. Dealer has appointed the Agent, its indirect wholly-owned subsidiary, as its agent for purposes of conducting on Dealer’s behalf, a business in privately negotiated transactions in options and other derivatives. You hereby are advised that Dealer, the principal and stated counterparty in such transactions, duly has authorized the Agent to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products. The Agent has full, complete and unconditional authority to undertake such activities on behalf of Dealer. The Agent acts solely as agent and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under any Transaction. Any Transaction is not insured or guaranteed by the Agent.]

[Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under any Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to any Transaction, and may transfer its rights and obligations with respect to any Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under any Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Master Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with any Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Master Confirmation and the Transaction contemplated hereunder.

Regulatory Provisions. The time of dealing for any Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to any Transaction between Dealer and Counterparty shall be transmitted exclusively through the Agent.

EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 17 December 2020 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Master Confirmation. For the purposes of this section:

(i)	Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity.

(ii)

Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(iii)	The Local Business Days for such purposes in relation to Dealer and Counterparty is New York, New York, USA.

(iv)	The following are the applicable email addresses.

Portfolio Data:	Dealer: [***]

Counterparty: [e-mail address]

Notice of discrepancy:	Dealer: [***]

Counterparty: [e-mail address]

Dispute Notice:	Dealer: [***]

Counterparty: [e-mail address]

NFC Representation. Counterparty represents and warrants to Dealer (which representation and warranty will be deemed to be made under the Agreement and repeated at all times while any “Transaction” under this Master Confirmation under the Agreement remains outstanding, unless the Counterparty notifies the Dealer promptly otherwise of any change in its status from that represented) that:

(i)

it is an entity established outside the European Union and the United Kingdom of Great Britain and Northern Ireland (the “UK”) that would constitute (i) a non-financial counterparty (as such term is defined in Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012 (“EMIR”)) if it were established in the European Union, and (ii) a non-financial counterparty (as defined in EMIR as it forms part of ‘retained EU law’ (as defined in the European Union (Withdrawal) Act 2018 (as amended from time to time)) (“UK EMIR”)) if it were established in the United Kingdom; and

(ii)

as at the date of the trade, the entity would not have executed a sufficient amount of derivative activity such that the month-end average notional during the previous 12 months would classify the entity as exceeding the “clearing” threshold, as established by EMIR or UK EMIR, as relevant, if the entity were established in the European Union or the UK.

Bail-in Protocol. The parties agree that the provisions set out in the attachment (the “Attachment”) to the ISDA 2016 Bail-in Article 55 BRRD Protocol (Dutch/French/German/Irish/Italian/Luxembourg/Spanish/UK entity-in-resolution version) are incorporated into and form part of the Agreement, provided that the definition of “UK Bail-in Power” in the Attachment shall be deleted and replaced with the following definition.

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the UK, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

The Agreement shall be deemed a “Protocol Covered Agreement” for the purposes of the Attachment and the Implementation Date for the purposes of the Attachment shall be deemed to be the date of this Master Confirmation. In the event of any inconsistencies between the Attachment and the other provisions of the Agreement, the Attachment will prevail.

Contractual Recognition of UK Stay Resolution. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of the 2020 UK (PRA Rule) Jurisdictional Module (the “UK Module”) published by ISDA on 22 December 2020, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to “Covered Agreement” were references to the Agreement, and on the basis that: (i) Dealer shall be treated as a “Regulated Entity” and as a “Regulated Entity Counterparty” with respect to Counterparty, (ii) Counterparty shall be treated as a “Module Adhering Party”, and (iii) references to the “Implementation Date” in the UK Module shall be deemed to be the date of this Master Confirmation.]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Master Confirmation enclosed for that purpose and returning it to Dealer.

Very truly yours,

[ ]

By:
Name:
Title:

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the date first written above.

AFFILIATED MANAGERS GROUP, INC.

By:
Name: Dava E. Ritchea
Title: Chief Financial Officer

ANNEX A

FORM OF PRICING SUPPLEMENT

DATE:	[ ]

TO:	Affiliated Managers Group, Inc.
777 South Flagler Drive
West Palm Beach, FL 33401
ATTENTION:	Dava E. Ritchea

FROM:	[ ]

SUBJECT:	Registered Forward Transactions

REFERENCE
NUMBER(S):	[ ]

Ladies and Gentlemen:

The purpose of this Pricing Supplement is to notify you of certain terms of the above-referenced Transaction entered into between [   ] (“Dealer”) and Affiliated Managers Group, Inc. (“Counterparty”) on the Trade Date specified below.

This Pricing Supplement supplements, forms part of, and is subject to (i) the Instruction between Dealer and Counterparty with the same Trade Date and Reference Number as set forth herein (the “Instruction”) and (ii) the Master Confirmation, dated March 7, 2025, between Dealer and Counterparty (as amended, modified or supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation or the Instruction) shall govern this Pricing Supplement, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

The particular Transaction to which this Pricing Supplement relates shall have the following terms:

(a)	the Trade Date is [ ];

(b)	the Hedge Completion Date is [ ];

(c)	the Number of Shares shall be [ ], subject to further adjustment in accordance with the terms of the Master Confirmation;

(d)	the Initial Forward Price shall be USD [ ]; and

(e)	the Final Date is [ ].

Very truly yours,

[ ]

By:
Name:
Title:

Confirmed as of the date first above written:

AFFILIATED MANAGERS GROUP, INC.

By:
Name: Dava E. Ritchea
Title: Chief Financial Officer